Filed Pursuant to Rule 433

Registration No. 333-249545

October 27, 2020

Pricing Term Sheet

$2,250,000,000

The Procter & Gamble Company

$1,000,000,000 0.550% Notes due 2025

$1,250,000,000 1.200% Notes due 2030

0.550% Notes due 2025

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	October 29, 2025

Coupon (Interest Rate):	0.550%

Price to Public (Issue Price):	99.838% of principal amount

Yield to Maturity:	0.583%

Spread to Benchmark Treasury:	+25 basis points

Benchmark Treasury:	0.250% UST due September 30, 2025

Benchmark Treasury Yield:	0.333%

Interest Payment Dates:	April 29 and October 29, commencing April 29, 2021

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 5 basis points

Trade Date:	October 27, 2020

Settlement Date:	October 29, 2020 (T+2)

CUSIP Number:	742718 FL8

ISIN Number:	US742718FL83

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC

Co-Managers:	BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
Fifth Third Securities, Inc.
ING Financial Markets LLC
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC

Type of Offering:	SEC Registered

Listing:	None

Refinancing Transactions:	On October 13, 2020 (i) The Procter & Gamble Company delivered notice of its election to redeem the P&G debt securities listed in the Prospectus Supplement (the “Redemption Securities”) and (ii) commenced a debt tender offer (the “Tender Offer”) to purchase, subject to a maximum tender amount, the P&G debt securities listed in the Prospectus Supplement (the “Tender Offer Securities”).

Use of Proceeds:	(i) To fund all or a portion of the purchase of the Tender Officer Securities and/or the redemption of the Redemption Securities, including fees and expenses related thereto, and/or (ii) for general corporate purposes, which may include the repayment of commercial paper.

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

1.200% Notes due 2030

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$1,250,000,000

Maturity Date:	October 29, 2030

Coupon (Interest Rate):	1.200%

Price to Public (Issue Price):	99.550% of principal amount

Yield to Maturity:	1.248%

Spread to Benchmark Treasury:	+47 basis points

Benchmark Treasury:	0.625% UST due August 15, 2030

Benchmark Treasury Yield:	0.778%

Interest Payment Dates:	April 29 and October 29, commencing April 29, 2021

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	October 27, 2020

Settlement Date:	October 29, 2020 (T+2)

CUSIP Number:	742718 FM6

ISIN Number:	US742718FM66

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC

Co-Managers:	BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
Fifth Third Securities, Inc.
ING Financial Markets LLC
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC

Type of Offering:	SEC Registered

Listing:	None

Refinancing Transactions:	On October 13, 2020 (i) The Procter & Gamble Company delivered notice of its election to redeem the P&G debt securities listed in the Prospectus Supplement (the “Redemption Securities”) and (ii) commenced a debt tender offer (the “Tender Offer”) to purchase, subject to a maximum tender amount, the P&G debt securities listed in the Prospectus Supplement (the “Tender Offer Securities”).

Use of Proceeds:	(i) To fund all or a portion of the purchase of the Tender Officer Securities and/or the redemption of the Redemption Securities, including fees and expenses related thereto, and/or (ii) for general corporate purposes, which may include the repayment of commercial paper.

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 and Morgan Stanley & Co. LLC collect at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.